EXHIBIT 99


PRESS RELEASE - JANUARY 28, 2004                 FOR IMMEDIATE RELEASE

1ST STATE BANCORP, INC.                          FOR MORE INFORMATION CONTACT:
                                                      JAMES C. MCGILL
                                                      (336) 227 - 8861

              1ST STATE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

BURLINGTON, NORTH CAROLINA        1ST STATE BANCORP, INC.         (NASDAQ: FSBC)

1st State Bancorp, Inc. (Nasdaq: FSBC), the parent holding company for 1st State Bank, has reported earnings for the quarter ended December 31, 2003. Net income for the quarter ended December 31, 2003 decreased $225,000, or 22.9% to $758,000, from net income of $983,000 earned in the quarter ended December 31, 2002. Basic and diluted earnings per share were $0.27 and $0.26 per share, respectively, for the quarter ended December 31, 2003 compared with $0.35 and $0.33, respectively, in the previous year.

Net interest income decreased $200,000 or 6.7% to $2.8 million for the quarter ended December 31, 2003 from the $3.0 million recorded in the quarter ended December 31, 2002. The Company's net interest income as a percentage of average interest earning assets decreased 38 basis points to 3.31% for the quarter ended December 31, 2003 from the 3.69% reported in the quarter ended December 31, 2002. The decrease reflects the effect that the prolonged low-rate environment is having on the Company's net interest income. The average prime interest rate was 4.00% for the quarter ended December 31, 2003 as compared to 4.46% for the quarter ended December 31, 2002.

Non-interest income for the quarter decreased $257,000 to $536,000 from the $793,000 reported in the quarter ended December 31, 2002. This decrease was caused by a decrease in net mortgage banking income which decreased $326,000 to $108,000 from the $434,000 reported in the quarter ended December 31, 2002. The decrease in mortgage banking income was the result of decreased mortgage originations in the current quarter compared to the previous year. The Company did recognize $97,000 in gains on sales of investments during the quarter ended December 31, 2003 which were not present in the prior year.

At December 31, 2003, 1st State Bancorp, Inc. had total assets of $362 million, deposits of $256 million and stockholders' equity of $63.4 million. The book value per share of common stock was $21.36 per share at December 31, 2003.
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1st State  Bancorp,  Inc.,  through its  subsidiary  1st State  Bank,  currently services  its  customers  from seven full  service  banking  offices in Alamance
County.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, the impact of interest rates on financing issues. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

    1st State Bancorp, Inc. (Nasdaq: FSBC - News)
    Summary of Financial Highlights

    Selected Financial Data:                   December 31,     September 30,
    (in thousands - unaudited)                      2003              2003

    Total assets                                  $362,355          $362,640
    Loans receivable, net                          226,280           225,725
    Loans held for sale                              1,171               645
    Investment securities                          108,691           111,171
    Cash and cash equivalents                        9,750             9,359
    Deposit accounts                               256,379           262,712
    Advances from Federal Home Loan Bank            38,000            31,500
    Total stockholders' equity                      63,358            62,701


    Selected Operating Data:                           Three months ended
    (in thousands - unaudited)                    12/31/2003        12/31/2002

    Interest income                                 $4,047             4,567
    Interest expense                                 1,235             1,567
    Net interest income                              2,812             3,000

    Provision for loan losses                           60                60
    Net interest income after provision
     for loan losses                                 2,752             2,940

    Non-interest income                                536               794
    Non-interest expense                             2,113             2,180
    Income before taxes                              1,175             1,554
    Income tax expense                                 417               571
    Net income                                        $758               983


    Per Share Data:                                  Three months ended
    (unaudited)                                 12/31/2003        12/31/2002

    Basic earnings per share                         $0.27              0.35
    Diluted earnings per share                        0.26              0.33
    Average shares outstanding - basic           2,812,451         2,815,648
    Average shares outstanding - diluted         2,961,691         2,942,044
    Cash dividends per share                         $0.10             $0.08
    Book value                                      $21.36            $20.70
    Shares outstanding                           2,966,284         2,999,432


    Interest Margin                                  Three months ended
    (% of average assets - unaudited)             12/31/2003        12/31/2002

    Yield on interest earning assets                 4.77%              5.63%
    Cost of interest bearing liabilities             1.79%              2.40%
    Interest rate spread                             2.98%              3.23%

    Net interest income as a percentage
     of average interest earning assets              3.31%              3.69%


    Asset Quality                                 December 31,    December 31,
    ( unaudited)                                     2003               2002

    Allowance for loan losses to gross
     loans held for investment                       1.68%              1.69%
    Nonperforming assets to total assets             1.19%              1.40%